EXHIBIT 99.1

                         [AUTOLIV, INC. LETTERHEAD]

     PRESS RELEASE

     AUTOLIV AND CELSIUS IN COLLABORATION ON CRASH RADAR

     (Stockholm, June 12, 1997) -- Autoliv Inc., a world leading automotive safety company, and Celsius, a Swedish high-tech industrial group, have entered into a collaboration agreement for developing and producing on a 50/50 basis an advanced automotive safety radar system. Autoliv already cooperates with Bofors LIAB in the Celsius group in the area of side-impact airbags.

     Under the new agreement between Autoliv and Celsius, the companies will further develop the technology already initiated by CelsiusTech for military radar systems for seeking targets in the form of missiles and aircraft. The same technology will now be used for cars to determine the speed and position of vehicles ahead.

     The automotive radar will be connected to the car's cruise control. This will make the system automatic, thus offering a safer ride and easier driving. The radar could also be used as pre-crash warning system for the vehicle's airbags, seat belt pretensioners and other safety systems, which will make it possible to take the angle and the force of the impact into account, when the safety systems are activated, thereby reducing the risk of personal injury.

     - Celsius' automotive radar has already received a lot of attention among experts, winning high acclaim for technical function and performance. The collaboration will mean a lot to the future development of the project, said Autoliv's Chairman and CEO Gunnar Bark and Celsius' CEO Lars G. Josefsson.

     Autoliv Inc. manufactures airbags for driver, passenger and side-impact applications, inflatable knee bolsters, seat belts and seat belt pretensioners, steering wheels, seat components, child seats and electronics for virtually all major automotive manufacturers in the world. Autoliv Inc. has more than 50 wholly-owned subsidiaries or joint ventures with 15,000 employees in 25 vehicle-producing countries worldwide. In addition, the Company has more research and development centers in the world, including 14 test tracks, than any other automotive safety supplier. The company's shares are listed on the New York Stock Exchange (NYSE:
     ALV), its Swedish depository receipts on the Stockholm Stock Exchange (SSE: ALIV) and its stock option on the Chicago Board of Option Exchange (CBOE: ALV).

     Publicly traded Celsius (SSE: CELS) is one of Sweden's leading high technology corporate groups in defense industry and related civilian areas. The Celsius Group includes operation companies Bofors, Kockums, CelsiusTech, FFV Aerotech and Celsius Invest. Defense industry currently accounts for 70 percent of sales. The number of employees is about 11,000.

     FOR ILLUSTRATIONS:
     http://www.celsiustech.se/produkt/CTEprod/bilradar.tml and
     http://www.celsius.se (headline: nyheter).

     FOR TECHNICAL INFORMATION: Pentti Koehli, Vice President,
     Technology, Celsius, Tel. +46 (8) 463 0006

     FURTHER INFORMATION:
     - Mats Oedman, Director Investor Relations, Autoliv Inc., Tel. +46
     (8) 402 0623, mob. +46 (70) 832 0933
     - Kjell Goethe, Vice President, Group Communications, Celsius AB,
     Tel. +46 (8) 463 0019, mob. +46 (70) 583 9544
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     Autoliv AB                                        Autoliv ASP, Inc.
     Klarabergsviadukten 70, Sec. C                    3350 Airport Road
     P.O. Box 703 81, SE-107 24 Stockholm, Sweden      Ogden, UT 84405, USA
     Tel +46 (8) 402-0600                              Tel +1 (801) 629-9800
     Fax +46 (8) 24 44 79                              Fax +1 (801) 625-4911